UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
VNUS MEDICAL TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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5799 Fontanoso Way
San Jose, California 95138
April 14, 2006
Dear VNUS Medical Technologies, Inc. Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of VNUS Medical Technologies, Inc., which will be held at 8:30 a.m. Pacific time, on Thursday, May 25, 2006, at the company’s headquarters, 5799 Fontanoso Way, San Jose, California 95138.
      Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.
      In order to ensure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-prepaid envelope (i.e., to which no postage need be affixed if mailed in the United States). Please mail the completed proxy card whether or not you plan to attend the meeting.
      We look forward to seeing you at the meeting.

BRIAN E. FARLEY
President and Chief Executive Officer
San Jose, California
YOUR VOTE IS IMPORTANT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 25, 2006
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD May 25, 2006
PROXY STATEMENT
SOLICITATION OF PROXIES
OUTSTANDING SHARES, VOTES REQUIRED AND PRINCIPAL HOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
DIRECTORS’ COMPENSATION AND BENEFITS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS OF THE REGISTRANT
EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLANS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
FEES BILLED TO THE COMPANY BY PRICEWATERHOUSECOOPERS LLP
STOCK PRICE PERFORMANCE GRAPH
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
ANNUAL REPORT
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 25, 2006
       The Annual Meeting of Stockholders of VNUS Medical Technologies, Inc. will be held at 8:30 a.m. Pacific Time, on Thursday, May 25, 2006, at the company’s headquarters, 5799 Fontanoso Way, San Jose, California 95138 for the following purposes:

1. To elect Kathleen D. LaPorte, Lori M. Robson, Ph.D. and Gregory T. Schiffman for a three-year term and until the election and qualification of their successors;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the meeting and at any adjournments thereof is April 3, 2006.
      Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card. A postage-prepaid envelope is enclosed for the submission of your proxy card. You may revoke a previously delivered proxy at any time prior to the meeting. If you are a stockholder of record and decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. If your shares are held by a broker or other nominee, and you would like to vote in person at the meeting, you will need to obtain a legal proxy from your broker or nominee and present it at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

CHARLENE A. FRIEDMAN
Vice President, General Counsel and Secretary
San Jose, California
April 14, 2006

5799 Fontanoso Way
San Jose, California 95138
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
May 25, 2006

PROXY STATEMENT

SOLICITATION OF PROXIES
      The accompanying proxy is solicited on behalf of the Board of Directors of VNUS Medical Technologies, Inc. (the “Company”) for use at the 2006 Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s headquarters, 5799 Fontanoso Way, San Jose, California 95138, on Thursday, May 25, 2006 at 8:30 a.m. Pacific Time, and at any and all adjournments or postponements thereof.
      All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR:

1. the election of the three nominees for election to the Board of Directors listed in this proxy; and

2. the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.
      Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to the Secretary of the Company at or before the Meeting;

•	presenting to the Secretary of the Company at or before the Meeting a new proxy with a later date; or

•	attending the Meeting and voting in person.
      Attendance at the Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Meeting, your vote in person at the Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee.
      This proxy statement and the accompanying form of proxy are being mailed to the Company’s stockholders on or about April 14, 2006. The total cost of this solicitation will be borne by the Company. The Company has retained Georgeson Shareholder Communications, Inc., professional proxy solicitors, to assist it with this proxy solicitation. The Company will pay the entire cost of this solicitation, which it expects to be approximately $7,500. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally by telephone or oral communication, none of whom will receive any compensation for these services. In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at the Meeting, and for 10 days prior to the Meeting at VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California 95138 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

OUTSTANDING SHARES, VOTES REQUIRED AND PRINCIPAL HOLDERS
Outstanding Shares and Voting Rights
      At the close of business on April 3, 2006, the record date, there were approximately 15,009,677 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) outstanding, held by approximately 85 stockholders of record. Only stockholders of record of the Common Stock on April 3, 2006 will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of the Company’s Common Stock held of record by such stockholder on April 3, 2006.
Quorum and Votes Required
      In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of the Common Stock of the Company entitled to vote at the Meeting must be present or represented by proxy at the Meeting. Abstentions may be specified on all proposals (except the election of directors), and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions on such proposal will have the same effect as being counted as a vote against such proposal for purposes of determining whether stockholder approval of that proposal has been obtained. Shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote such shares by the beneficial owner and does not have discretionary authority to vote such shares (i.e., Broker Non-Votes) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum. Brokers have discretionary authority to vote on the election of directors and the ratification of the Company’s independent registered public accounting firm and thus no Broker Non-Votes are expected on the proposals submitted to the stockholders at the Meeting. All votes will be tabulated by an inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and Broker Non-Votes and will determine whether a quorum is present.
      Under Delaware law, directors are elected by a plurality vote. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The three nominees securing the most “FOR” votes will be elected. The ratification of the Company’s independent registered public accounting firm will be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on such matters.
      The persons named as attorneys-in-fact in the form of the accompanying proxy, Brian E. Farley and Charlene A. Friedman, were selected by the Company’s Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted by such persons at the Meeting. Aside from the election of the named directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Company’s Board of Directors knows of no other matter to be presented at the Meeting. If any other matters should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Company will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.
Principal Holders of Outstanding Voting Securities
      The following table sets forth, as of April 3, 2006, the number and percentage of the outstanding shares of the Common Stock of the Company which, according to the information supplied to the Company, are beneficially owned by:

•	each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the Company’s outstanding Common Stock;

•	each person who is currently a director of the Company or is a nominee for election as a director of the Company;

•	each named executive officer in the Summary Compensation Table that appears on pages 17-18, below; and

•	all current directors and executive officers of the Company as a group.
      Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

					Percentage of
		Rights to			Common
		Acquire VNUS		Total	Stock
	VNUS Common	Common		Beneficial	Beneficially
Name and Address	Stock (#)	Stock (#)(1)		Ownership (#)	Owned(2)

5% Holders:
Entities affiliated with Credit Suisse First Boston(3)	2,569,618	0		2,569,618	17.1%
The Bay City Capital Fund I, L.P.(4)	1,193,364	0		1,193,364	8.0%
Entities affiliated with Banque Carnegie Luxembourg S.A.(5)	1,080,733	0		1,080,733	7.2%
Wasatch Advisors, Inc.(6)	942,780	0		942,780	6.3%
Hambrecht & Quist Capital Management LLC(7)	911,458	0		911,458	6.1%
Entities affiliated with R.A. Investment Group(8)	849,731	0		849,731	5.7%
Directors:
Brian E. Farley(9)	166,543	279,892		446,435	2.9%
W. James Fitzsimmons	38,000	10,000		48,000	*
Kathleen D. LaPorte(3)	2,569,618	38,000		2,607,618	17.3%
Lori M. Robson, Ph.D.	0	10,000		10,000	*
Edward W. Unkart	0	30,000		30,000	*
Michael J. Coyle	0	0		0	*
Gregory T. Schiffman	0	0		0	*
Other Named Executive Officers:
Scott H. Cramer(10)	0	53,406		53,406	*
Lian X. Cunningham	0	19,909		19,909	*
Timothy A. Marcotte	0	27,028		27,028	*
Robert G. McRae	0	35,393		35,393	*
All executive officers and directors as a group (13 persons)	2,774,161	503,628	(11)	3,277,789	21.1%

*	Represents less than 1%

(1)	Represents shares of Common Stock that the holder may acquire upon the exercise of currently vested options or options that will become vested within 60 days after April 3, 2006. With respect to Scott H. Cramer, also includes shares of Common Stock that he may acquire upon the distribution of restricted stock unit awards that are currently vested or will become vested within 60 days after April 3, 2006.

(2)	The percentage of shares beneficially owned is based on 15,009,677 shares of Common Stock outstanding as of April 3, 2006. Shares of Common Stock subject to restricted stock unit awards or options which are currently vested or exercisable or which will become vested or exercisable within 60 days after April 3, 2006 are deemed to be beneficially owned by the person holding such restricted stock units or options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	This information is derived from a Schedule 13G/ A filed by Credit Suisse, a Swiss bank (the “Bank”), on behalf of its Investment Banking division (the “Investment Banking Division”), with the SEC on February 14, 2006. The Bank, on behalf of its subsidiaries, to the extent that such subsidiaries constitute the Investment Banking Division (the “CSFB Reporting Persons”), reports beneficial ownership of the shares indicated with shared voting and investment power of these shares. The ultimate parent company of the Bank is Credit Suisse Group, a Swiss corporation (“CSG”), which, under the federal securities laws, may be deemed to control the Bank and the CSFB Reporting Persons. CSG, its executive officers and directors, and its direct and indirect subsidiaries, may beneficially own shares to which the Schedule 13G/ A relates and shares not reported in the Schedule 13G/A. However, CSG disclaims beneficial ownership of the shares beneficially owned by its direct and indirect subsidiaries, including the CSFB Reporting Persons. The address of the principal office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the principal office of the CSFB Reporting Persons is Eleven Madison Avenue, New York, New York 10010. The address of CSG’s business office is Paradeplatz 8, P.O. Box 1, CH 8070, Zurich, Switzerland.

Kathleen D. LaPorte is a Managing Director of New Leaf Venture Partners, L.L.C. (“NLV”). NLV has entered into an agreement with DLJ Capital Corporation, a Delaware corporation, which is an indirect subsidiary of the Bank. Pursuant to the agreement, NLV provides sub-management services for the Sprout investment portfolio. As a result of this relationship, Ms. LaPorte may be deemed to beneficially own the shares to which the aforementioned Schedule 13G/ A relates. Ms. LaPorte disclaims beneficial ownership of the shares except to the extent of her pecuniary interest therein.

(4)	This information is derived from a Schedule 13G filed by affiliates of The Bay City Capital Fund I, L.P., a Delaware partnership (“Bay City Capital Fund”), with the SEC on February 11, 2005, which affiliates include Bay City Capital Management LLC, a Delaware limited liability company (“Bay City Management”), and Bay City Capital LLC, a Delaware limited liability company (“Bay City Capital,” and together with Bay City Capital Fund and Bay City Capital Management, the “Bay City Reporting Persons”). Bay City Capital Fund owns 1,171,381 shares of Common Stock. However, Bay City Capital Management, as the general partner of Bay City Capital Fund, and Bay City Capital, in its capacity as advisor to Bay City Capital Fund, may both be deemed to beneficially own and share voting power with respect to these shares. Also includes the exercise of a warrant for 140,000 shares held by Bay City Capital Fund I, L.P., on January 23, 2006, for 21,983 shares of Common Stock on a net exercise basis. The principal business address of the Bay City Reporting Persons is 750 Battery Street, Suite 400, San Francisco, California 94111.

(5)	This information is derived from a Schedule 13G filed by affiliates of Banque Carnegie Luxembourg S.A., a Luxembourg bank (“Banque Carnegie”), with the SEC on February 21, 2006, which affiliates include Carnegie Fund Management Company S.A., a Luxembourg investment company (“Carnegie Fund”), Carnegie Investment Bank AB, a Swedish bank (“Carnegie Investment”) and D Carnegie & Co. AB, a Swedish holding company (“D Carnegie”). The principal business address for Banque Carnegie and Carnegie Fund is Centre Europe 5, Place de la Gare, L-1616 Luxembourg, Grand-Duchy of Luxembourg. The principal business address for Carnegie Investment and D Carnegie is Vastra Tradgardsgatan 15, SE-103 38, Stockholm, Sweden.

(6)	This information is derived from a Schedule 13G filed by Wasatch Advisors, Inc., a Utah investment advisor, with the SEC on February 14, 2006. The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(7)	This information is derived from a Schedule 13G filed by Hambrecht & Quist Capital Management LLC, a Delaware limited liability company, with the SEC on February 14, 2005. The principal business address for Hambrecht & Quist Capital Management LLC is 30 Rowes Wharf, Suite 430, Boston, Massachusetts 02110-3328.

(8)	The information is derived from a Schedule 13G filed by affiliates of R.A. Investment Group, an Illinois partnership (“R.A. Investment”), with the SEC on July 22, 2005, which affiliates include Bay

Investment Group, L.L.C., a Delaware limited liability company (“Bay Investment”), and BCC Amalgamated, L.L.C., a Delaware limited liability company (“BCC,” and together with R.A. Investment and Bay Investment, the “R.A. Reporting Persons”). R.A. Investment owns a majority of the residual membership interests in Bay Investment, and Bay Investment owns a majority of the membership interests in BCC. The principal business address of each of the R.A. Reporting Persons is 71 South Wacker Drive, Suite 4600, Chicago, Illinois 60606.

(9)	Mr. Farley is also a Named Executive Officer. Consists of 159,877 shares of Common Stock held directly by Mr. Farley, and 6,666 shares of Common Stock held by his minor child.

(10)	Consists of options to purchase 50,406 shares of Common Stock that are or will become exercisable within 60 days after April 3, 2006 and 5,000 shares of Common Stock underlying restricted stock unit awards that are or will become vested and distributable within 60 days after April 3, 2006.

(11)	Consists in the aggregate, for all executive officers and directors as a group, of options to purchase 501,212 shares of Common Stock that are or will become exercisable within 60 days after April 3, 2006 and 5,000 shares of Common Stock underlying restricted stock unit awards that are or will become vested and distributable within 60 days after April 3, 2006.

PROPOSAL 1
ELECTION OF DIRECTORS
      The Company’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.
      The Company’s Board of Directors currently has seven members, as authorized by the Company’s Bylaws. The three Class II directors, Kathleen D. LaPorte, Lori M. Robson, Ph.D. and Gregory T. Schiffman, have terms of office that expire at the Meeting. Based on the recommendations of the Governance and Nominating Committee, the Board of Directors has nominated and recommends that Ms. LaPorte and Dr. Robson be re-elected and Mr. Schiffman be elected to the Board of Directors as Class II directors, to hold office until the annual meeting of stockholders to be held in 2009 and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The two Class I directors, Edward W. Unkart and Michael J. Coyle, have terms of office that expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2008. Mr. Coyle was appointed to serve as a Class I director on July 29, 2005. The two Class III directors, W. James Fitzsimmons and Brian E. Farley, have terms of office that expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2007. It is expected that all directors will be present at the Meeting.
      Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of Ms. LaPorte, Dr. Robson and Mr. Schiffman as directors. Should Ms. LaPorte, Dr. Robson or Mr. Schiffman, or all of them, become unavailable to serve, the proxies will be voted for such other person(s) as may be designated by the Board of Directors. As of the date of this Proxy Statement, the Board of Directors is not aware that either Ms. LaPorte, Dr. Robson or Mr. Schiffman will be unable or will decline to serve as a director.
      Set forth below are descriptions of the backgrounds of each member of the Board of Directors, their principal occupations for at least the past five years and their current public-company directorships.
Class II — Director Nominees for Term to Expire at the 2006 Annual Meeting:
      Kathleen D. LaPorte, age 44, has served as a member of the Board of Directors since April 1997. Since July 2005, Ms. LaPorte has been a managing director of New Leaf Venture Partners, a life science venture capital firm. From 1994 to June 2005, Ms. LaPorte was a General Partner at the Sprout Group, a venture capital firm affiliated with Credit Suisse First Boston. Ms. LaPorte currently serves on the board of directors of ISTA Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, Adeza Biomedical Corporation, a publicly-traded medical device company and several privately-held companies. Ms. LaPorte holds a B.S. in Biology from Yale University and an M.B.A. from the Stanford University Graduate School of Business.
      Lori M. Robson, Ph.D., age 46, has served as a member of the Board of Directors since May 1999. Dr. Robson was elected by the holders of a majority of the Company’s preferred stock outstanding prior to its initial public offering pursuant to the terms of a letter agreement among the Sprout Group, Menlo Ventures, Bank of America Ventures, Bay City Capital Fund I L.P. and their affiliated entities in connection with the Company’s Series D preferred stock financing. Since January 2005, Dr. Robson has been an independent consultant to the life science industry. From 1997 until December 2004, Dr. Robson was a Venture Partner of Bay City Capital LLC, a private merchant bank focused on the life science industry. Prior to joining Bay City Capital LLC in 1997, she was Manager of Licensing and Technology Acquisition in the Biotechnology Division of Bayer Corporation, a research-based healthcare, life science and chemical company. Dr. Robson holds a Ph.D. in Bacteriology from the University of Wisconsin at Madison and was a post-doctoral fellow at The Johns Hopkins University School of Medicine. Dr. Robson also holds an M.B.A. from the University of California, Berkeley, Haas School of Business.
      Gregory T. Schiffman, age 48, was appointed to the Board of Directors in April 2006, upon the recommendation of the Governance and Nominating Committee, which, in turn, received a recommendation from Brian E. Farley, President and Chief Executive Officer of the Company. Since February 2005, Mr. Schiffman has served as Executive Vice President and Chief Financial Officer of Affymetrix, Inc., a

genetic technology company. Mr. Schiffman held various other positions with Affymetrix since March 2001, including Vice President, Finance, Vice President and Chief Financial Officer and Senior Vice President. Prior to joining Affymetrix, Mr. Schiffman was the Vice President, Controller of Applied Biosystems, Inc., a genetic technology company, from October 1998. From 1987 through 1998, Mr. Schiffman held various managerial and financial positions at Hewlett Packard Company, a technology Company. Mr. Schiffman currently serves as a director and chair of the audit committee of Xenogen Corporation, a publicly-traded genetic technology company, and also serves as a director and chair of the audit committee of Nanomix, Inc., a privately-held nanotechnology company. Mr. Schiffman holds a B.S. in Accounting from De Paul University and an M.B.A. from Northwestern University, J. L. Kellogg Graduate School of Management.
Class III — Term to Expire at the 2007 Annual Meeting:
      W. James Fitzsimmons, age 49, has served as a member of the Board of Directors since February 1996. He has served as Chairman and Chief Executive Officer of Archus Orthopedics, Inc., a privately-held spinal implant company, since August 2000. From August 2000 to April 2003, he was founder and managing director of Scout Medical Technologies LLC, a medical device incubator. From December 1999 to August 2000, Mr. Fitzsimmons pursued personal business opportunities. From 1997 to December 1999, Mr. Fitzsimmons served as Senior Vice President and General Manager of the Cardiac and Vascular Surgery Group of Guidant Corporation, a medical device company. Mr. Fitzsimmons is a member of the board of directors of several privately-owned medical device companies. Mr. Fitzsimmons also is a member of the Entrepreneurship Center of the Albers School of Business and Economics at Seattle University and chairman of its Microenterprise Committee. Mr. Fitzsimmons holds both a B.S. in Biology-Premedical and an M.B.A. from Seattle University.
      Brian E. Farley, age 48, joined the Company in 1995 as General Manager and was the first employee. Mr. Farley has served as a member of the Board of Directors and as President and Chief Executive Officer of the Company since January 1996. Prior to joining the Company, Mr. Farley was employed in various management and executive positions in research and development, clinical research and business development by Guidant Corporation, a medical device company, and in the medical device division of Eli Lilly & Company, a diversified healthcare company. Mr. Farley holds both a B.S. in Engineering with an emphasis in Biomedical Engineering and an M.S. in Electrical Engineering from Purdue University.
Class I — Term to Expire at the 2008 Annual Meeting:
      Edward W. Unkart, age 56, was appointed to the Board of Directors in October 2004. Since January 2005, Mr. Unkart has served as Vice President Finance and Administration, Chief Financial Officer and Assistant Secretary of SurgRx, Inc., a privately-held company. From June 2004 through December 2004, Mr. Unkart was an independent consultant. From May 2001 until May 2004, Mr. Unkart served as Vice President of Finance and Administration, Chief Financial Officer and Assistant Secretary of Novacept, a privately-held company that designs, develops and sells medical devices for women’s healthcare. Novacept, Inc. was acquired by Cytyc Corporation on March 24, 2004. From February 1999 until March 2001, Mr. Unkart was Vice President, Finance and Administration, Chief Financial Officer and Secretary of Praxon, Inc., a manufacturer of small business telephone systems. A petition was filed on behalf of Praxon, Inc. under the federal bankruptcy laws in June 2001. From 1995 to 1998, Mr. Unkart was Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary of FemRx, Inc., a publicly-traded women’s healthcare company that was acquired by Johnson & Johnson. Mr. Unkart currently serves on the board of directors and chair of the audit committee of Concentric Medical, Inc., a privately-held medical device company. Mr. Unkart is a Certified Public Accountant and holds a B.S. in Statistics and an M.B.A. from Stanford University.
      Michael J. Coyle, age 43, was appointed to the Board of Directors in July 2005. Since 2001, he has been president of the Cardiac Rhythm Management Division of St. Jude Medical, Inc., a medical device company specializing in the development and manufacturing of cardiovascular devices. Mr. Coyle joined St. Jude Medical as director of Business Development in 1994 and was appointed president of the Daig Division, a specialty catheter business, in 1997. Previously, Mr. Coyle spent nine years in business and technical management positions in the medical device and pharmaceutical divisions of Eli Lilly & Company. He holds a B.S. in Chemical Engineering from Case Western Reserve University and an M.B.A. from the Wharton School of the University of Pennsylvania.
Recommendation of the Board of Directors
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MS. LAPORTE, DR. ROBSON AND MR. SCHIFFMAN AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” MS. LAPORTE, DR. ROBSON AND MR. SCHIFFMAN.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
      The Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for the Company’s corporate governance matters and include topics such as the composition and evaluation of the members of the Board of Directors and its committees. The Governance and Nominating Committee is responsible for reviewing the Guidelines and reporting and recommending any changes to the Guidelines to the Board of Directors.
      The Guidelines provide that the Board of Directors perform, on an annual basis, an analysis as to whether each member of the Board of Directors is independent. The Board of Directors has adopted the independence standards of the National Association of Securities Dealers, Inc. (the “NASD”), and reviews all commercial and other relationships of each director and his or her family members in making its determination as to the independence of its directors. The Board of Directors has determined that Mr. Fitzsimmons, Mr. Coyle, Ms. LaPorte, Dr. Robson, Mr. Schiffman and Mr. Unkart each qualify as independent under the NASD requirements.
      The Guidelines also provide that members of the Board of Directors will make reasonable efforts to attend annual meetings of stockholders in order to provide stockholders with an opportunity to communicate with directors about issues affecting the Company. All members of the Board of Directors then in office were in attendance at the annual meeting of the Company’s stockholders in 2005.
      The Board of Directors has also adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers, employees, consultants, contractors and agents, wherever they are located and whether they work for the Company on a full- or part-time basis. The Code was designed to help such directors, employees and other agents to resolve ethical issues encountered in the business environment. The Code covers topics such as conflicts of interest, compliance with laws, confidentiality of Company information, encouraging the reporting of any illegal or unethical behavior, fair dealing and use of Company assets.
      You can access the Company’s Guidelines and Code, as adopted by the Board of Directors, at the Corporate Governance page of the Company’s website at www.VNUS.com. Please note that information contained on the Company’s website is not incorporated by reference in, or considered to be a part of, this proxy statement. The Company may post amendments to or waivers of the provisions of the Code, if any, made with respect to any directors and employees on that website.
Process for Identifying and Evaluating Director Nominees
      The Board of Directors is responsible for nominating directors for election at annual meetings of stockholders or to fill vacancies on the Board of Directors. The Board of Directors has delegated the selection and nomination process to the Governance and Nominating Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.
Procedures for Re-Nomination of a Current Director
      The Governance and Nominating Committee reviews, at least annually, the performance of each current director and considers the results of such evaluation when determining whether or not to re-nominate such director for an additional term. In addition to reviewing the qualifications outlined in the “Director Qualifications” section below, in determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors. As part of this analysis, the Governance and Nominating Committee will also take into account the nature of and time involved in a director’s service on other boards or committees. Following this review, the Governance and Nominating Committee nominated and recommended that Ms. LaPorte, Dr. Robson and Mr. Schiffman be elected to the Board of Directors as Class II directors.
New Candidates
      Generally, the Governance and Nominating Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through recommendations submitted by stockholders or through such other methods as the Governance and Nominating Committee deems to be helpful to identify candidates. Once candidates have been identified, the Governance and Nominating Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Governance and Nominating Committee. The Governance and Nominating Committee may gather information about the candidates through interviews, detailed questionnaires regarding experience, background and independence, comprehensive background checks from a qualified company of the Company’s choosing, or any other means that the Governance and Nominating Committee deems to be helpful in the evaluation process.
      An initial reviewing member of the Governance and Nominating Committee will make a preliminary determination regarding whether a potential candidate is qualified to fill a vacancy or satisfy a particular need. If so, the full Governance and Nominating Committee will make an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Governance and Nominating Committee will meet as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. The policy of the Governance and Nominating Committee is that there be no difference in the manner by which it evaluates director nominees, whether nominated by management, by a member of the Board of Directors or by a stockholder. Based on the results of the evaluation process, the Governance and Nominating Committee recommends candidates for the Board of Director’s approval as director nominees for election to the Board of Directors. The Governance and Nominating Committee also recommends candidates for the Board of Director’s appointment to the committees of the Board of Directors.
Director Qualifications
      The Governance and Nominating Committee is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. In evaluating the suitability of individual candidates (both new candidates and current members of the Board of Directors), the Governance and Nominating Committee, in nominating candidates for election, or the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including:

•	the ability of a candidate to make independent analytical inquiries;

•	the candidate’s general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	the candidate’s experience in the medical device industry and with relevant social policy concerns;

•	the candidate’s understanding of the Company’s business on a technical level; and

•	the candidate’s other board service and educational and professional background.
      Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. A candidate must also have substantial or significant business or professional experience or an understanding of life sciences, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company.
      The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
Procedures for Recommendation of Director Nominees by Stockholders
      The Governance and Nominating Committee will consider director candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Governance and Nominating Committee for director candidates, must comply with the Company’s Bylaws as well as the procedures established by the Governance and Nominating Committee, which provide that the person or group submitting the recommendation must provide the Governance and Nominating Committee with a notice that sets forth:

•	all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	information regarding the relationship between the recommending stockholder or recommending stockholder group and the nominee;

•	whether the nominee or any immediate family member of the nominee has, during the year of the nomination or the preceding three fiscal years of the Company, accepted directly or indirectly certain consulting, advisory, or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders or any affiliate of any such holder or member;

•	such information as may be reasonably required to determine whether the nominee is qualified to serve on the Audit Committee of the Board of Directors;

•	such information as may be reasonably required to determine whether the nominee complies with the standards of independence established by the NASD;

•	each nominee’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected;

•	the name and address of the recommending stockholder or recommending stockholder group giving the notice (and the beneficial owner, if any, on whose behalf the nomination is made);

•	the class and number of shares of capital stock of the Company that are owned beneficially and of record by such recommending stockholder or recommending stockholder group (and such beneficial owner, if applicable);

•	a representation that the recommending stockholder or members of the recommending stockholder group are holders of record of stock of the Company entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to propose such nomination; and

•	a representation whether the recommending stockholder or recommending stockholder group (or such beneficial owner, if any), intends to solicit proxies from stockholders in support of such nomination.
      The Company may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by the Board of Directors and to enable the Company to make appropriate disclosures to stockholders entitled to vote in the next election of directors. A nominee is required to make themselves reasonably available to be interviewed by the Governance and Nominating Committee and members of management, as determined appropriate by the Governance and Nominating Committee. The Company will not accept a stockholder recommendation for a nominee if the recommended candidate’s candidacy or, if elected, Board of Directors membership, would violate applicable state law, federal law or the rules of any exchange or market on which the Company’s securities are listed or traded.

      Notices should be directed to the attention of the Vice President, General Counsel and Secretary, VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California 95138.
Communications with the Board of Directors
      The Company provides a process for stockholders to send communications to the Board of Directors, the non-management members as a group, or any of the Company’s directors individually. Stockholders may contact any of the directors, including the non-management directors, by writing to them c/o the Vice President, General Counsel and Secretary, VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California 95138, or by emailing them at boardofdirectors@VNUS.com. All communications will be compiled by the Company’s Vice President, General Counsel and Secretary and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.
      Communications from an officer or director of the Company and proposals submitted by stockholders to be included in the Company’s definitive proxy statement, pursuant to Rule 14a-8 of the Exchange Act (and related communications) will not be viewed as a stockholder communication. Communications from an employee or agent of the Company will be viewed as stockholder communication only if such communications are made solely in such employee’s or agent’s capacity as a stockholder.
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
      The Board of Directors held eight meetings during 2005. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors, as applicable, in 2005 and, in the case of Mr. Coyle, of the meetings since his appointment to the Board in July 2005. Each director is expected to attend meetings of the Board of Directors and all committees on which the director sits. A director who is unable to attend a meeting is expected to notify the Chairman of the Board of Directors or the Chairman of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference. In addition, the Company expects that directors will make reasonable efforts to attend annual meetings of stockholders.
      The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each committee of the Board of Directors has a charter that has been assessed and approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually. The charters of these committees are available on the Company’s website at www.VNUS.com.
Audit Committee
      The Audit Committee currently consists of Mr. Unkart, Dr. Robson and Mr. Schiffman, with Mr. Unkart serving as the Chairman. Each of Mr. Unkart, Dr. Robson and Mr. Schiffman is an independent member of the Board of Directors as defined by, and meets the other requirements for service on the Audit Committee set forth in, the listing standards of the NASD and as defined by the applicable Securities and Exchange Commission (“SEC”) rules. During 2005, Ms. LaPorte served on the Audit Committee until her resignation from the Audit Committee on May 17, 2005. At the time of her resignation, Ms. LaPorte was a General Partner of the Sprout Group, and informed the Board of Directors that she could no longer serve on the Audit Committee due to the Sprout Group’s policies regarding non-participation in audit committees of public companies. Ms. LaPorte continues to serve on the Board of Directors and the Compensation Committee. In January 2006, the Company received a notification from the NASD that it was not in compliance with the NASD’s audit committee requirements, as set forth in Marketplace Rule 4350. The non-compliance was due to the fact that, after Ms. LaPorte’s resignation from the Audit Committee, there were only two independent directors remaining on the Audit Committee. The NASD notification stated that, consistent with Marketplace Rule 4350(d)(4), the Company would be provided a cure period in order to regain compliance until the earlier of the Company’s 2006 annual meeting of stockholders or May 17, 2006. On April 3, 2006, upon the recommendation of the Governance and Nominating Committee, the Board of Directors appointed Mr. Schiffman as a member of the Board of Directors and the Audit Committee. The Board of Directors has

determined that Mr. Unkart and Mr. Schiffman are audit committee financial experts (as is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002) and meet the financial sophistication requirements of the listing standards of the NASD. The Audit Committee held 11 meetings during the year ended December 31, 2005 and each member of the Audit Committee attended at least 75% of the total meetings of the Committee held when he or she was a member. The responsibilities of the Audit Committee include:

•	meeting with the Company’s management periodically to consider management’s analysis of the adequacy of the Company’s internal controls and the objectivity of the Company’s financial reporting;

•	appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•	overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing the Company with audit services;

•	meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•	reviewing the Company’s financing plans, management’s analysis of the adequacy and sufficiency of the Company’s financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and the Company’s reporting policies and practices, and reporting recommendations to the full Board of Directors for approval;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the reports required by the SEC rules to be included in the Company’s annual proxy statement.
Compensation Committee
      The Compensation Committee currently consists of Mr. Fitzsimmons, Ms. LaPorte and Mr. Coyle, with Mr. Fitzsimmons serving as the Chairman. Mr. Coyle was appointed to the Compensation Committee on December 21, 2005. Each of Mr. Fitzsimmons, Ms. LaPorte and Mr. Coyle is an independent member of the Board of Directors as defined by the listing standards of the NASD. The Compensation Committee held four meetings during the year ended December 31, 2005, with all of the members of the Committee at those times in attendance. The responsibilities of the Compensation Committee include:

•	designing and approving (in consultation with management and the Board of Directors) overall employee compensation policies and recommending to the Board of Directors major compensation programs;

•	reviewing and approving the compensation of the Company’s Chief Executive Officer and other corporate officers, including salary, bonus and equity awards; and

•	producing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations.
Governance and Nominating Committee
      The Governance and Nominating Committee currently consists of Mr. Coyle, Mr. Fitzsimmons and Dr. Robson, with Mr. Coyle serving as the Chairman. Mr. Coyle was appointed to the Governance and Nominating Committee on December 21, 2005 and has served as Chairman since March 14, 2006. Each of Mr. Fitzsimmons, Mr. Coyle and Dr. Robson are independent as defined by the listing standards of the NASD.

The Governance and Nominating Committee met once during the year ended December 31, 2005, with all members of the Committee at that time in attendance. The responsibilities of the Governance and Nominating Committee include:

•	selecting or recommending qualified candidates for election to the Board of Directors and appointment to the committees of the Board of Directors;

•	evaluating and reviewing the performance of existing directors;

•	making recommendations to the Board of Directors regarding governance matters, including the Company’s certificate of incorporation, bylaws and charters of the committees of the Board of Directors; and

•	developing and recommending to the Board of Directors governance and nominating guidelines and principles applicable to the Company.
Compensation Committee Interlocks and Insider Participation
      Mr. Fitzsimmons and Ms. LaPorte served as the members of the Compensation Committee for the entire year ended December 31, 2005 and Mr. Coyle served as a member of the Compensation Committee from December 21, 2005. No member of the Compensation Committee has at any time served as an officer or been otherwise employed by the Company. None of the Company’s executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on the Company’s Board of Directors or Compensation Committee.
DIRECTORS’ COMPENSATION AND BENEFITS
Cash Retainer/ Fees
      Directors who are employees of the Company do not receive any fees for their service as a director. Each of the Company’s non-employee directors is paid a $10,000 annual retainer. The chairperson of the Audit Committee is paid an additional annual retainer of $5,000 and the other Audit Committee members are paid an additional annual retainer of $2,000. The chairpersons of the Compensation Committee and the Governance and Nominating Committee are paid an additional $2,000 annual retainer and the other members of those committees are paid an additional $1,000 annual retainer. All of the foregoing annual retainers are paid in quarterly installments. The Company reimburses directors for reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board of Directors.
      The following table sets forth the retainer and other cash fees received by the non-employee directors during 2005.

	Chair	Committee Member	Annual
Director	Fees($)	Fees($)	Retainer($)	Total($)

Kathleen D. LaPorte	0	2,000	10,000	12,000
Lori M. Robson, Ph.D.	0	3,000	10,000	13,000
W. James Fitzsimmons	2,000	1,000	10,000	13,000
Edward Unkart	5,000	0	10,000	15,000
Michael J. Coyle(1)	0	0	5,000	5,000
Gregory T. Schiffman(2)	0	0	0	0

(1)	Since Mr. Coyle was not appointed to the Board of Directors until July 29, 2005 and the Compensation Committee and the Governance and Nominating Committee until December 21, 2005, Mr. Coyle was only paid a partial annual retainer of $5,000 and was not paid any chair or committee member fees.

(2)	Since Mr. Schiffman was not appointed to the Board of Directors and the Audit Committee until April 3, 2006, Mr. Schiffman did not receive an annual retainer or any committee fees in 2005.

Equity Compensation
      In addition, since October 2004, each of the Company’s new non-employee directors are granted an initial option upon their appointment or election to the Board of Directors to purchase 20,000 shares of the Company’s Common Stock, 100% of which vests one year after the grant date. Each non-employee director is also automatically granted an option to purchase 10,000 shares of the Company’s Common Stock at each annual meeting of stockholders as of which such director continues to serve that is at least six months after their initial option grant, which grant vests in four equal, quarterly installments so that the option is fully vested one year after the grant date.
      The following table sets forth the total equity compensation received by the non-employee directors in 2005.

		Shares Underlying
Director	Grant Date	Option (#)	Exercise Price($)

Kathleen D. LaPorte	5/17/05	10,000	10.74
Lori M. Robson, Ph.D.	5/17/05	10,000	10.74
W. James Fitzsimmons	5/17/05	10,000	10.74
Edward Unkart	5/17/05	10,000	10.74
Michael J. Coyle	7/29/05	20,000	12.44
Gregory T. Schiffman	—	—	—
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and The Nasdaq National Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the fiscal year 2005 and the written representations received from certain reporting persons that no other reports were required, the Company believes that all directors, executive officers and persons who own more than 10% of the Company’s Common Stock have complied with the reporting requirements of Section 16(a), except that Scott Cramer failed to timely file one Form 4 with respect to one transaction in the Common Stock of the Company.
EXECUTIVE OFFICERS OF THE REGISTRANT
      Set forth below are descriptions of the backgrounds of each executive officer of the Company, including their principal occupations for at least the past five years:

Name	Age	Position

Brian E. Farley	48	President and Chief Executive Officer
Timothy A. Marcotte	49	Chief Financial Officer and Vice President, Finance and Administration
Scott H. Cramer	44	Senior Vice President of U.S. Sales and Account Services
Lian X. Cunningham, M.D.	42	Medical Director, Vice President of Clinical Research and Education
Charlene A. Friedman	48	Vice President, General Counsel and Secretary
Robert G. McRae	37	Vice President, Business Development & Acting for Manufacturing
Dennis Rosenberg	52	Vice President, Marketing and International Sales

      Brian E. Farley joined the Company in 1995 as General Manager and was the first employee. Mr. Farley has served as a member of the Board of Directors and as the Company’s President and Chief Executive Officer since January 1996. Prior to joining the Company, Mr. Farley was employed in various management and executive positions in research and development, clinical research and business development by Guidant Corporation, a medical device company, and in the medical device division of Eli Lilly & Company, a diversified healthcare company. Mr. Farley holds both a B.S. in Engineering with an emphasis in Biomedical Engineering and an M.S. in Electrical Engineering from Purdue University.
      Timothy A. Marcotte joined the Company in April 2004 as Chief Financial Officer and Vice President, Finance and Administration. From October 2002 to April 2004, Mr. Marcotte was an independent financial consultant. From November 1999 to October 2002, Mr. Marcotte served as the Chief Financial Officer of Repeater Technologies, Inc., a wireless communications equipment manufacturer. In addition, Mr. Marcotte served as the Chief Operating Officer of Repeater Technologies, Inc. from December 2000 to September 2002, and Chief Executive Officer of Repeater Technologies, Inc. from September 2002 to October 2002. A petition was filed on behalf of Repeater Technologies, Inc. under the federal bankruptcy laws in October 2002. From March 1999 to November 1999, Mr. Marcotte was an independent financial consultant. From July 1997 to March 1999, Mr. Marcotte served as Vice President of Finance and Chief Financial Officer at Sunrise Technologies International, Inc., a laser medical device manufacturer. Mr. Marcotte holds both a B.S. in Anthropology/ Zoology and an M.B.A. from the University of Michigan.
      Scott H. Cramer joined the Company in October 2000 as Vice President of North American Sales and since April 2005 has served as Senior Vice President of U.S. Sales and Account Services. From July 1997 to September 2000, Mr. Cramer was employed by EndoSonics Corporation, a cardiovascular device company, most recently as Vice President U.S. Sales. From February 1996 to July 1997, Mr. Cramer served first as the Eastern Region Manager and then as the National Sales Manager at Cardiometrics, Inc., a medical device company. From June 1990 to December 1995, Mr. Cramer held several positions at Baxter Healthcare Corporation’s cardiovascular division. Mr. Cramer holds a B.S. in Finance from the Philadelphia College of Textiles and Science.
      Lian X. Cunningham, M.D., Ph.D. joined the Company in July 2003 as Director of Clinical Research, and in April 2005, became the Medical Director, Vice President of Clinical Research and Education. From 1998 to June 2003, Dr. Cunningham worked at Loyola University Chicago, most recently as Assistant Professor of Surgery (research) and, from June 1995 to February 1998, served as Attending Surgeon in the Department of Vascular Surgery at Shanghai Second Medical University. Dr. Cunningham has eight years of vascular surgery training and practice, and 13 years of clinical and basic science research experience in vascular surgery. She has published 15 papers in peer-reviewed journals including the Journal of Vascular Surgery, four book chapters, and many abstracts. Her research interests and expertise include areas such as vascular graft, restenosis, angioplasty, angiogenesis, tissue engineering and venous diseases.
      Charlene A. Friedman joined the Company in November 2005 as Vice President, General Counsel and Secretary. From October 2004 to October 2005, Ms. Friedman provided limited consulting services to R2 Technology, Inc., a medical device company, and from October 2002 to September 2004, served as their Vice President, General Counsel and Secretary. From 2000 to 2002, Ms. Friedman served as Vice President, General Counsel and Secretary at Aviron, a biopharmaceutical company. From 1996 to 1999, Ms. Friedman served as Vice President, Legal and Regulatory Affairs, General Counsel and Assistant Secretary at Collagen Aesthetics, Inc., a medical device company. Prior to joining Collagen, Ms. Friedman was in private practice for over 10 years. She is a member of the California and Massachusetts state bars and holds a B.A. from Tufts University and a J.D. from the Northeastern University School of Law.
      Robert G. McRae joined the Company in October 2001 as a Senior Manufacturing Manager. Mr. McRae was promoted to Director of Manufacturing Operations in April 2002, and to Vice President, Manufacturing and Research & Development in February 2003. In April 2005, Mr. McRae was appointed Vice President, Business Development & Acting for Manufacturing. From June 2000 to October 2001, Mr. McRae was employed by QuinStreet, Inc., an online marketing company, first as a Software Engineer and later as a Software Configuration Manager. He held various management and manufacturing engineering positions with the Company from October 1997 to June 2000, and at Stryker Endoscopy, a division of Stryker Corporation, a medical device company, from May 1996 to October 1997. From 1987 to 1993, Mr. McRae served in the United States Navy as an Instructor/ In-Flight Ordnanceman. Mr. McRae holds a B.S. in Mechanical Engineering from San Jose State University and an M.B.A. from Santa Clara University.
      Dennis Rosenberg joined the Company in July 2005 as Vice President, Marketing and International Sales. From 1999 through 2005, Mr. Rosenberg operated his own marketing communications company, Metaphor Media. Concurrently, from 2002 through 2004, he served as a consultant to Acueity, Inc., a micro-endoscopy company, operating as Chief Marketing Officer. From 1997 through 1999, Mr. Rosenberg served as Vice President, Marketing and Sales for MD DataDirect, an internet information company. From 1995 through 1997, Mr. Rosenberg served as Vice President and General Manager of Randomsoft, the software distribution division of Random House, a publishing company. From 1989 through 1995, Mr. Rosenberg was a co-founder and Vice President, Marketing and Sales of Eclipse Surgical Technologies, a laser medical device company, and concurrently from 1990 through 1992, served as Vice President, Marketing and Sales for Atlantis Catheter Company, a cardiovascular catheter company and spin-off of Eclipse Surgical. From 1987 through 1989, he was a Sales Director of MCM Laboratories, a laser medical device company. Mr. Rosenberg studied film and television production at New York University.
EXECUTIVE COMPENSATION
      The following table sets forth certain information regarding the annual and long-term compensation earned for services rendered in all capacities to the Company for the last three completed fiscal years (i.e., years ended December 31, 2005, 2004 and 2003) by the Company’s Chief Executive Officer, and each of the other four most highly compensated executive officers of the Company (the “Named Executive Officers”) who were serving as executive officers at the end of fiscal year 2005.
Summary Compensation Table

	Annual Compensation				Long-Term Compensation

					Awards

							Securities	All Other
				Other Annual			Underlying	Compen-
		Salary		Compensation	Restricted Stock		Options/SARs	sation(4)
Name and Principal Position(1)	Year	($)(2)	Bonus($)	($)(3)	Unit Awards($)		(#)	($)

Brian E. Farley	2005	321,000	40,607	0	0		100,000	1,377
President, Chief Executive	2004	300,000	88,410	0	0		66,666	1,026
Officer and Director	2003	267,500	87,232	0	0		66,666	959
Scott H. Cramer	2005	200,000	60,877	—	188,000	(5)	30,000	617
Senior Vice President of U.S.	2004	188,000	93,607	—	0		13,333	639
Sales and Account Services	2003	173,000	123,473	—	0		13,333	601
Timothy A. Marcotte(6)	2005	209,000	21,673	0	0		30,000	781
Chief Financial Officer and	2004	134,999	34,076	0	0		66,666	446
Vice President, Finance and
Administration
Robert G. McRae	2005	182,000	21,949	0	0		20,000	430
Vice President, Business	2004	165,000	40,062	0	0		20,000	378
Development & Acting for	2003	142,083	30,399	0	0		38,946	268
Manufacturing
Lian X. Cunningham, M.D.	2005	143,123	15,672	0	0		35,000	342
Medical Director, Vice	2004	139,167	25,329	0	0		5,436	302
President of Clinical	2003	58,229	6,463	0	0		11,666	80
Research

(1)	Mr. Dennis Rosenberg joined the Company in July 2005 as Vice President, Marketing and International Sales and Ms. Charlene A. Friedman joined the Company in November 2005 as Vice President, General Counsel and Secretary. Mr. Rosenberg and Ms. Friedman are not included in the chart as their respective salaries and bonuses for the partial 2005 year did not qualify either of them as one of the four most highly compensated officers. Mr. Rosenberg’s compensation for 2005 was $93,608, which included his annual base salary of $200,000 for the period from July 2005 to December 31, 2005, and a cash bonus in the amount of $10,275. Effective January 1, 2006, Mr. Rosenberg’s annual base salary was increased to $205,000. On July 29, 2005, Mr. Rosenberg was granted (a) an incentive stock option to purchase 60,000 shares, 25% of which vest upon the first anniversary of the grant and 1/36th of which vest each month thereafter for an additional 36 months and (b) a grant of 20,000 shares of restricted stock, 25% of which vest upon the first anniversary of the grant and 12.5% of which vest every six months thereafter for an additional 36 months. Ms. Friedman’s annual compensation for 2005 was $35,165, which included her annual base salary of $215,000 for the period from November 2005 to December 31, 2005, and a cash bonus in the amount of $4,218. Effective January 1, 2006, Ms. Friedman’s annual base salary was increased to $217,150. On November 9, 2005, Ms. Friedman was granted (a) an incentive stock option to purchase 60,000 shares, 25% of which vest upon the first anniversary of the grant and 1/36th of which vest each month thereafter for an additional 36 months and (b) a grant of 20,000 restricted stock units, 25% of which vest upon the first anniversary of the grant and 12.5% of which vest every six months thereafter for an additional 36 months.

(2)	Includes amounts deferred pursuant to the Company’s 401(k) plan.

(3)	Each of the Company’s Named Executive Officers, and all other employees with a Senior Manager position or higher, are eligible to accrue up to 320 paid time off hours. Does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of the Company’s salaried employees and certain perquisites and other personal benefits received by the Named Executive Officers, which do not exceed in the aggregate the lesser of $50,000 or 10% of any such Named Executive Officer’s salary and bonus disclosed in this table.

(4)	Reflects premiums paid by the Company for term life insurance coverage, the benefits of which are to be paid to or at the direction of the executive.

(5)	Mr. Cramer received a grant of 20,000 restricted stock units on October 7, 2005, which vest at a rate of 25% every six months, measured from August 1, 2005. As of December 31, 2005, Mr. Cramer held 20,000 restricted stock units, with an aggregate value of $167,600 (based on a closing price of $8.38 per share, as of such date).

(6)	Reflects Mr. Marcotte’s salary and bonus for partial 2004, after Mr. Marcotte joined the Company in April 2004.

Option Grants in Last Fiscal Year
      The following table provides information on option grants made in fiscal year 2005 to the Named Executive Officers. The exercise price per share for the options identified in the table was the fair market value of the underlying Common Stock on the date such option was granted. No stock appreciation rights were granted during fiscal year 2005 to the Named Executive Officers.

	Individual Grants

	Number of				Potential Realizable Value
	Securities	% of Total			at Assumed Annual Rates
	Underlying	Options			of Stock Price Appreciation
	Options	Granted to	Exercise		for Option Term(3)($)
	Granted(2)	Employees	Price	Expiration
Name	(#)	in 2005(1)	($/Share)	Date	5%	10%

Brian A. Farley	100,000	10%	10.86	3/24/2015	682,980	1,730,804
Scott H. Cramer	30,000	3%	10.76	3/9/2015	203,007	514,460
Timothy A. Marcotte	30,000	3%	10.76	3/9/2015	203,007	514,460
Robert G. McRae	20,000	2%	10.76	3/9/2015	135,338	342,973
Lian X. Cunningham	35,000	3%	10.00	4/21/2015	220,113	557,810

(1)	The percentage of total options granted is based on an aggregate of 1,021,218 shares of Common Stock underlying options granted by the Company to employees during fiscal year 2005.

(2)	All of these stock options vest at a rate of 1/48th of the total number of shares on each monthly anniversary following the date of grant, as long as the employee remains an employee with, consultant to, or director of the Company. Pursuant to the terms of the Company’s Amended and Restated 2000 Equity Incentive Plan, the administrator may, in its sole discretion, accelerate the vesting of these stock options in the event of certain corporate transactions, including a merger or consolidation of the Company.

(3)	The potential realizable values are calculated based on the per-share market price at the time of grant, compounded at the annual 5% or 10% rate shown in the table until the expiration of the option, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the options without taking into account any taxes that may be payable in connection with the option exercise. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the SEC. The Company does not provide any assurance to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Company’s Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value
      The following table sets forth certain information with respect to the Named Executive Officers concerning exercisable and unexercisable options held by them at December 31, 2005. No stock appreciation rights were held by the Named Executive Officers at any time during 2005.

			Number of Securities			Value of Unexercised In-the-
			Underlying Unexercised			Money Options at Fiscal
			Options at Fiscal Year End			Year End(1)
	Shares		(#)			($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable		Unexercisable	Exercisable		Unexercisable

Brian A. Farley	—	—	273,517	/	134,721	1,702,491	/	315,797
Scott H. Cramer	69,082	531,596	54,169	/	55,208	133,511	/	231,515
Timothy A. Marcotte	17,000	146,820	16,403	/	63,263	57,986	/	209,217
Robert G. McRae	28,260	245,058	26,574	/	37,916	142,655	/	133,437
Lian X. Cunningham	—	—	14,298	/	36,368	48,490	/	31,772

(1)	Values are calculated by multiplying the closing market price of the Company’s Common Stock at December 31, 2005 ($8.38 per share), less the option exercise price, by the respective number of shares relating to in-the-money options without any adjustment for any vesting or termination contingencies or other variables.
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL AGREEMENTS
      In May 2001, the Board of Directors adopted the VNUS Severance Plan for Management and Key Employees. This plan was amended in November 2005. Pursuant to the plan, as amended, certain employees, including the Named Executive Officers and other vice presidents and managers, are entitled to receive specified benefits if they are terminated without cause or if they terminate their employment for good reason (as defined in the plan) within two years following a change of control of the Company. Benefits under the plan include:

•	full vesting and immediate exercisability of all stock options held by the employee;

•	full vesting of all restricted stock units held by the employee;

•	immediate lapsing of any repurchase rights relating to shares of Company stock held by the employee;

•	continuation of all life, medical, dental, vision and disability insurance benefits for a period ranging from a minimum of three months (for managers that are terminated between one and two years following a change of control) to a maximum of one year (for the Chief Executive Officer, Chief Financial Officer and vice presidents that are terminated within one year following a change of control); and

•	a lump-sum severance payment ranging from a minimum of 25% of base salary and bonus (for the Company’s managers that are terminated between one and two years following a change of control) to a maximum of 100% of base salary and bonus (for the Chief Executive Officer, Chief Financial Officer and vice presidents that are terminated within one year following a change of control).
      As part of Mr. Farley’s offer of employment, he agreed that disputes arising out of his employment with the Company will be resolved through binding arbitration.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Registration Rights
      The Company has entered into an agreement with former holders of the Company’s preferred stock, including entities affiliated with some of the directors and holders of 5% or more of the Company’s voting securities, whereby the Company has granted them registration rights with respect to their shares of Common Stock that were issued upon conversion of their preferred stock. In particular, beginning in April 2005, certain holders of approximately 6,700,000 shares of Common Stock or their transferees, including the holders of shares of Common Stock issuable upon the exercise of outstanding warrants, will have the right to require the Company to effect a registration under the Securities Act of 1933, as amended, with respect to shares of registrable securities having an expected aggregate offering price of at least $10 million. Within 10 days of the receipt of such request for registration, the Company is required to notify all of the holders of registrable securities and allow them the chance to participate in the registration. Generally, these registration rights include the following:

•	Two demand registration rights, which require the Company to register sales of such holders’ shares so long as such shares have an expected aggregate offering price of at least $10 million, subject to the discretion of the Board of Directors to delay the registration for up to 120 days not more than once in any 12-month period and subject to the Company’s right to refuse the registration request if the Company has effected a registration statement within the last three months.

•	An unlimited number of piggyback registration rights, which requires the Company to register sales of a holder’s shares when the Company undertakes a public offering other than in connection with (a) a registration relating solely to employee benefit plans, (b) a registration relating to a Rule 145 transaction or (c) the investors’ demand registration rights noted above. However, the managing underwriter, if any, of any such offering has the right to limit the number of the registrable securities proposed to be included in such registration. The managing underwriter will not have the right, however, to limit the number of such holders’ registrable securities to less than 25% of the total number of securities proposed to be included in such registration.

•	Following the Company’s eligibility to register shares on Form S-3, holders of registration rights may require the Company to register sales of shares on Form S-3 up to two times if the holders request registration of the sale of more than $1 million of Common Stock, subject to the discretion of the Board of Directors to delay the registration for a period not to exceed 90 days not more than once in any 12-month period.
      The Company will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions.

Family Relationships
      There are no family relationships between any of the Company’s current directors, nominees for director or executive officers.
EQUITY COMPENSATION PLANS
      The following table sets forth, for each of the Company’s equity-based compensation plans, the number of shares of Company Common Stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2005.
Equity Compensation Plan Information

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted-Average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance Under
	Outstanding Options,	Outstanding Options,	Equity Compensation
Plan Category	Warrants and Rights	Warrants and Rights	Plans

Equity compensation plans approved by stockholders	1,961,904	$6.60	672,678
Equity compensation plans not approved by stockholders	0	0	0
Total	1,961,904	$6.60	672,678
      Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following reports and the Stock Price Performance Graph on page 28 will not be incorporated by reference into any such filings, nor will they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.
REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
Overview
      The Compensation Committee of the Board of Directors (the “Committee”) assists the Board of Directors in fulfilling its responsibilities for overseeing the development and administration of (i) the Company’s compensation plans, policies and programs, especially those regarding executive compensation and compensation of the members of the Board of Directors, (ii) the compensation of the Chief Executive Officer and all other officers of the Company, and (ii) the Company’s stock plans. The Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors.
      Three independent, non-employee directors serve on the Committee. During the 2005 fiscal year, the Committee was comprised of Mr. Fitzsimmons (Chair), Ms. LaPorte and, as of December 2005, Mr. Coyle, each of whom meets the independence requirements specified by the NASD, is a non-employee director under Section 16 of the Exchange Act and is an “outside director” under Section 162(m) of the Internal Revenue Code. The Committee held four formal meetings during fiscal year 2005 which included executive sessions as warranted, during which only the independent directors and their advisors were present.

Executive Compensation Philosophy and Objectives
      The Committee’s executive compensation philosophy embraces four core objectives:

•	Market Driven: Provide competitive compensation to attract and retain superior talent;

•	Performance-Based: Reward team success tied to overall Company performance and stockholder value creation;

•	Equitable: Ensure that rewards are internally and externally equitable; and

•	Values-Oriented: Reinforce a commitment to the Company’s values.
      The Committee approaches these objectives through three key components:

•	a base salary;

•	a performance-based cash bonus; and

•	periodic (generally annual) grants of long-term stock-based compensation, such as stock options, restricted stock or restricted stock units.
      In 2005, the Company retained an independent, third-party compensation consultant to review the Company’s executive compensation program, including an analysis for each of the Company’s officers of all elements of compensation, consisting of base and bonus cash compensation and stock option grants. The Consultant issued its report in July 2005. The report reviewed salary, bonus, equity incentives, total compensation and total cash compensation. The report compared these compensation components separately and in the aggregate to compensation of 18 public companies that the Company considers is its “peer group” for these purposes. The Company’s peer group consists of companies that compete with the Company for executive talent, capital and customers and companies that compete with the Company in the market place that are of similar size and complexity. The peer group companies largely consisted of companies in the medical equipment and device industry with a revenue range of $30 million to $130 million. The compensation objectives were to position the executives’ salaries and total cash compensation at between the 50th and 75th percentile of these peer companies. Based on its review of the report, the Committee made certain adjustments to the executive compensation program, with most such changes being implemented in early 2006, as described below.
Compensation Components and Processes

Annual Salary
      The Committee reviews officer salaries annually. For this purpose, the Committee considers compensation for similar positions at peer medical device and medical equipment companies along with the officer’s job scope and responsibilities, past and current contributions and individual factors (such as experience and background, unique skills, demand in the labor market, and longer-term development and succession plans). In addition, the Committee considers the Company’s strategic and operational performance, relative levels of pay among the officers and recommendations from the Chief Executive Officer.
      In July 2005, the Committee reviewed the report from the compensation consultant. Overall, officer base salaries fell below the 50th percentile paid by the Company’s peer companies. As a result, the Committee approved salary increases for the officers effective for fiscal year 2006. The increases varied by officer, and resulted in an overall increase to the officer payroll of 3.6%. Salary increases for the executive officers, other than Chief Executive Officer, ranged from 3% to 6%, and placed the executives’ base salaries generally at the 50th percentile of base salaries paid by the peer companies for comparable positions. Employees other than the executive officers receive performance reviews and appropriate salary increases on or about the anniversary date of the employee’s date of hire.

Annual Cash Bonus
      The Committee and management emphasize pay-for-performance in all components of compensation, making adjustments to target annual cash bonuses based on individual employee performance relative to compensation levels among employees in similar positions in their defined talent market and relationships among internal peers. The annual cash bonus program is an important component of the Company’s total compensation and benefit packages. The design of the Company’s annual executive bonus program rewards achievement at specified levels of the Company’s financial performance as well as and individual performance.

•	Company Performance Bonus. The Company’s bonus plan rewards executives for achievement of objective measurable financial performance of the Company as a whole. For 2005, the Senior Vice President of U.S. Sales and Account Services (the “Senior Vice President”) participated in a separate bonus plan as described below. For all other officers other than the Chief Executive Officer, the 2005 performance bonus opportunity at minimum threshold performance for all three of the financial performance measures was 5% of annual base salary, at target for all three of the three financial performance measures was 19% of annual base salary, and at maximum threshold performance for all three of the three financial performance measures was 24% of annual base salary. The Chief Executive Officer’s target bonus opportunities and other details of his participation in this program are discussed below. All bonuses paid under this program are determined quarterly and paid annually.

•	Performance Measures. The three performance measures for 2005 were the Company’s net revenues, operating profit margin and dollars of operating profit. The Company’s actual performance is compared to the pre-established minimum, target and maximum thresholds for each performance measure. A bonus is payable separately for each performance measure; thus the Company’s failure to reach minimum threshold for one of the three performance measures will result in no bonus payable for that measure, but could still result in a bonus payable for the other two performance measures, presuming the Company reached minimum threshold performance for such measures. At target levels of performance these performance measures were weighted 63% for net revenues, 16% for pre-tax income and 21% for dollars of operating profit. For fiscal year 2005, the bonus payable against these objectives averaged 2.88% for net revenues, 2.75% for pre-tax income and 2% for dollars of operating profit.

•	Individual Performance Bonus. Officers were also entitled to receive a separate cash bonus of up to 6% of annual base salary based upon achievement of individual performance objectives established for that officer. Individual objectives varied in detail and subject matter based on the officer’s department. Examples of individual objectives include on-time product launches, achievement of research and development team goals, achievement of third-party reimbursement goals and increasing international sales to a pre-established target. For fiscal 2005, additional bonuses paid to the executive officers, other than the Chief Executive Officer, based on individual objectives averaged 4.24% of annual base salary.

•	The Senior Vice President Bonus Plan. The Senior Vice President’s 2005 bonus opportunity was based upon the Company achieving pre-established targeted quarterly revenues and operating profit. Company performance at target for quarterly revenues resulted in a bonus payment of $18,000 for such quarter, and Company performance at target for quarterly operating profit resulted in a $4,500 bonus payment for such quarter. The bonus payments are increased $360 and $90 for each 1% increase in quarterly revenue and operating profit over target, respectively, and are decreased $1,080 and $270 for each 1% decrease in quarterly revenue or operating profit under target, respectively. Under this program, the Company performance bonus was determined and paid quarterly.
      In January 2006, the Committee reviewed fiscal 2005 performance and awarded bonuses in accordance with the bonus program parameters described above. The Summary Compensation Table includes the bonus awards for the officers approved by the Committee.
      Also in January 2006, the Committee established the 2006 bonus program. In light of the results of the consultant’s report regarding the executive officers’ total cash compensation being below 50th percentile of the peer group, the Committee increased the maximum bonus opportunity of the executive officers from 30% to 35% of base salary. Under the 2006 program for all executive officers other than the Chief Executive Officer and the Senior Vice President, 2006 bonuses will be based primarily on the Company’s performance against minimum, target and maximum annual revenues thresholds, with 1.4% of annual base salary paid at minimum threshold, 14% of annual base salary paid at target threshold and 19% of annual base salary paid at maximum threshold or greater, with proration of bonus between such thresholds. In addition, other pre-established performance goals and bonus opportunities were established. Up to 6% of base salary is payable for achievement of key corporate activity goals (2% each for product development progress, employee staffing goals and regulatory compliance goals), 5% of base salary for achieving specified operation profit targets and 5% for individual goals. The 2006 bonus program for the Senior Vice President is similar, except for revised amounts payable and revised target amounts. Thus for 2006, Company performance at target for quarterly revenues will result in a bonus payment of $23,000 for such quarter, with $2,300 payable at the minimum threshold and proration between minimum and target. The bonus payments are increased $460 for each 1% increase in quarterly revenue above target. Company performance at target for quarterly operating profit will result in a $3,000 bonus payment for such quarter and accomplishment of individual goals will result in up to 2% of total compensation payable as bonus.

Long-Term Incentive Compensation
      The primary purpose of the Company’s long-term incentive compensation is to encourage and facilitate personal stock ownership by the officers and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their managerial responsibilities. This component of an officer’s compensation directly links the officers interests with those of the Company’s other stockholders. In addition, long-term incentives encourage management to focus on the long-term development and prosperity of the Company in addition to annual operating profits. Historically, the Company’s primary form of long-term incentive compensation has been stock options.
      At its January 2006 meeting, the Committee reviewed the analyses for officer option grants provided by management. In reviewing the recommended grants, the Committee considered each officer’s performance and contribution during fiscal year 2005, retention concerns, stock ownership and market information for peer groups provided by an independent consultant engaged by the Company, taking into consideration the value of existing equity incentives. The Summary Compensation Table includes the option grants to the officers approved by the Committee.
      In 2005, the Committee and management devoted considerable time to reviewing the Company’s long-term equity compensation strategy as a result of recent changes to the accounting treatment of equity compensation. As a result of these efforts, the Company decided to reduce its use of stock options in favor of restricted stock units at the end of 2005 and in 2006.
Chief Executive Officer Compensation
      Base Salary. The Committee followed the same philosophy and process described above in determining compensation for Brian E. Farley, Chief Executive Officer of the Company. As a result, in March 2005, the Committee established Mr. Farley’s 2005 base salary at $321,000, a 7% increase over his 2004 base salary. The compensation consultant advised that Mr. Farley’s base salary for 2005 was below the market 50th percentile of the Company’s peer group. In January 2006, the Committee established Mr. Farley’s 2006 base salary at $340,260, a 6% increase over his 2005 base salary, which continued to place him at or below the 50th percentile for then current salaries for CEOs of the peer group.
      Performance Bonus. For 2005, Mr. Farley participated in the cash bonus program discussed above. The bonus opportunity for Mr. Farley ranged from 6.25% of base salary if the Company achieved the minimum threshold performance for each performance measure, 24% of annual base salary if the Company achieved targeted threshold performance for each performance measure and up to 30% of base salary if the Company achieved the maximum threshold performance for each performance measure. In addition, Mr. Farley could earn an additional 6% of annual base salary upon achievement of individual performance objectives. The individual performance objectives for Mr. Farley’s bonus opportunity for 2005 were comprised of (i) the achievement of individual objectives by the Senior Vice President and other Vice Presidents and (ii) the successful completion of the Company’s business development goals for 2005.
      In January 2006, after reviewing the Company’s and Mr. Farley’s 2005 performance against the goals and objectives established by the Committee at the beginning of 2005, the Committee approved a cash bonus payment to Mr. Farley of $40,607, or 12.65% of his base salary. This includes a bonus based on accomplishment of his individual goals equal to 3.12% of his base salary.
      Also in January 2006, the Committee, based upon its review of the consultant’s report that the Chief Executive Officer’s total cash compensation was below 50th percentile of the Chief Executive Officers within the peer group, increased the maximum bonus opportunity for Mr. Farley from 36% to 50% of base salary. The bonus is payable as follows: for target revenues, 2.3% of annual base salary is paid at minimum threshold, 23% of annual base salary is paid at target threshold and 28% of annual base salary is paid at maximum threshold or greater, with proration of bonus between such thresholds. In addition, up to 6% of base salary is payable for achievement of key corporate activity goals specific to the Chief Executive Officer, 5% of base salary for achieving specified operation profit targets, 5% for departmental goals and 5% for successful completion of a materially beneficial business development agreement.
      Stock Option Grants. In consideration of Mr. Farley’s overall leadership and based upon the compensation evaluation factors referenced above, on March 22, 2005 the Committee awarded Mr. Farley options to purchase 100,000 shares of the Company’s stock. The option was granted with an exercise price of $10.86 and vests at a rate of 1/48th per month from the date of grant until fully vested.
Policy on Deductibility of Named Executive Officer Compensation
      Section 162(m) of the Internal Revenue Code eliminates the deductibility of compensation over $1 million paid to the Named Executive Officers, excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if (1) compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by the shareholders and (3) there is no discretion to increase payments after the performance targets have been established for the performance period.
      The Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Code to the extent practicable while maintaining a competitive, performance-based compensation program. For 2005, all equity incentive grants were intended to comply with Section 162(m) “performance-based” rules.

COMPENSATION COMMITTEE

W. James Fitzsimmons
Kathleen D. LaPorte
Michael J. Coyle
Date: April 14, 2006

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      The Audit Committee oversees the Company’s independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities on matters relating to the integrity of the Company’s financial statements and financial reporting, the Company’s compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and the Company’s financial management personnel. The Company’s management is responsible for:

•	the preparation, presentation and integrity of the Company’s financial statements;

•	establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f));

•	evaluating the effectiveness of disclosure controls and procedures; and

•	evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.
      In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2005 with Company management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications)). This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.
      Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC. Previously, the Audit Committee approved the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005.
      The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2006.
      Submitted by the Audit Committee of the Board of Directors:

Edward W. Unkart
Lori M. Robson, Ph.D.
Date: April 14, 2006

FEES BILLED TO THE COMPANY BY PRICEWATERHOUSECOOPERS LLP
      The following table summarizes the aggregate fees billed to the Company for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for fiscal years 2005 and 2004, respectively, and fees billed for other services rendered by PricewaterhouseCoopers LLP:

Fee Category	2005	2004

Audit Fees(a)	$1,015,475	$978,611
Audit-Related Fees	87,574	—
Tax Fees(b)	100,150	10,000
All Other Fees	—	—

Total	$1,203,199	$988,611

(a)	Fees for audit services billed in 2005 and 2004 consisted of:

•	Audit of the Company’s 2004 and 2003 annual financial statements;

•	Integrated audit of the Company’s 2005 annual financial statements and of its internal control over financial reporting; and

•	Consents and other services related to SEC matters.

(b)	Fees for tax services billed in 2005 and 2004 consisted of tax compliance and advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance.
      In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
Pre-Approval Policy
      The Audit Committee is responsible for reviewing the terms of the proposed engagement of the independent registered public accounting firm for audit or permissible non-audit services and for pre-approving all such engagements. The Audit Committee may delegate authority to one member of the Audit Committee to provide such pre-approvals, provided that such person will be required, for informational purposes only, to report all such approvals to the full Audit Committee at its next scheduled meeting. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee or its delegate. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence. In fiscal year 2005, all of the fees paid to the Company’s independent registered public accounting firm were pre-approved by the Audit Committee pursuant to the Company’s policy.

STOCK PRICE PERFORMANCE GRAPH
      The following graph compares the cumulative total stockholder return on Company Common Stock against the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Medical Equipment Index, for the period from October 20, 2004, the effective date of the Company’s initial public offering, through December 31, 2005.
COMPARISON OF 14-MONTH CUMULATIVE TOTAL RETURN*
AMONG VNUS MEDICAL TECHNOLOGIES, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ MEDICAL EQUIPMENT INDEX

	Cumulative Total Return

	10/20/04	12/31/04	12/31/05

VNUS MEDICAL TECHNOLOGIES, INC.	100.00	89.89	55.72

NASDAQ STOCK MARKET (U.S.)	100.00	114.58	117.23

NASDAQ MEDICAL EQUIPMENT	100.00	107.77	119.85

*	$100 invested on October 20, 2004 in stock or September 30, 2004 in index, including reinvestment of dividends. The Company’s initial public offering occurred on October 20, 2004.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. The firm of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2005, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2006. PricewaterhouseCoopers LLP was initially engaged by the Company on January 7, 2003. In deciding to select PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm. Based on such review and discussions, the Audit Committee concluded that neither the firm nor any of its members has any relationship with the Company or any of its affiliates except in the firm’s capacity as the Company’s independent registered public accounting firm.
      Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Company believes such ratification to be desirable. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the consolidated financial statements of the Company and its subsidiary for the year ended December 31, 2006. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee may select PricewaterhouseCoopers LLP notwithstanding the failure of the stockholders to ratify its selection. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee will continue to conduct an ongoing review of PricewaterhouseCoopers LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace PricewaterhouseCoopers LLP at any time.
      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.
Board Recommendation
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” RATIFICATION.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
      It is currently contemplated that the Company’s 2007 annual meeting of stockholders will be held on or about May 25, 2007. In the event that a stockholder desires to have a proposal considered for presentation at the 2007 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received at the Company’s principal executive offices by December 15, 2006. Any such proposal must comply with the requirements of the Company’s Bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.
      If a stockholder, rather than including a proposal in the Company’s proxy statement as discussed above, commences his or her own proxy solicitation for the 2007 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, the Company must receive notice of such proposal or nomination no later than 90 days or no earlier than 120 days before May 25, 2007 (i.e., the 1-year anniversary of the Meeting) (provided, however, that in the event that the date of the 2007 annual meeting of stockholders is more than 30 days before or more than 70 days after May 25, 2007, the notice must be delivered to the Company no earlier than 120 days prior to the 2007 annual meeting of stockholders and no later than the later of (i) 90 days before the 2007 annual meeting of stockholders or (ii) 10 days following the day the 2007 annual meeting of stockholders is first announced by the Company). If the notice is not received by such date, it will be considered untimely under the Company’s Bylaws, and the Company will have discretionary voting authority under proxies solicited for the 2007 annual meeting of stockholders with respect to such proposal, if presented at the meeting. All notices must comply with the requirements of the Company’s Bylaws.
      Proposals and notices should be directed to the attention of the Vice President, General Counsel and Secretary, VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California 95138.
ANNUAL REPORT
      A copy of the Company’s 2005 Annual Report on Form 10-K which includes the financial statements, but excludes Form 10-K exhibits, is being mailed to each stockholder of record as of April 3, 2006, together with all the proxy materials.
OTHER MATTERS
      As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

CHARLENE A. FRIEDMAN
Vice President, General Counsel and Secretary
April 14, 2006

PROXY
VNUS MEDICAL TECHNOLOGIES, INC.
Annual Meeting of Stockholders – May 25, 2006
This Proxy is solicited on behalf of the Board of Directors
The undersigned appoints Brian E. Farley and Charlene A. Friedman and each of them as proxies for the undersigned, with full power of substitution, to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Annual Meeting, receipt of which is hereby acknowledged, and according to their discretion, on all matters that may be properly presented for action at the Annual Meeting of Stockholders of VNUS Medical Technologies, Inc. to be held on Thursday, May 25, 2006 and at any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxyholders will vote FOR the nominees listed on the reverse side of this proxy and FOR ratification of the appointment of the independent registered public accounting firm and, in the discretion of the proxyholders, on other matters that may properly be presented at the Meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the Meeting and vote in person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
POSTAGE-PREPAID ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Mark, sign and date your proxy card and return it in the postage-prepaid envelope provided or return to VNUS Medical Technologies, Inc., c/o U.S. Stock Transfer Corporation, PO Box 27032, Glendale, California 91225-9924

▼ DETACH PROXY CARD HERE ▼
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VNUS MEDICAL TECHNOLOGIES, INC.

The Board of Directors recommends a vote FOR Items 1 and 2.

1.	Nominees for Director:

	Kathleen D. LaPorte	☐	FOR	☐	WITHHOLD

	Lori M. Robson, Ph.D.	☐	FOR	☐	WITHHOLD

	Gregory T. Schiffman	☐	FOR	☐	WITHHOLD

2.	Ratification of Appointment of Independent Registered Public Accounting Firm.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Unless otherwise specified, this proxy will be voted FOR the listed nominees for director and FOR ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.
Please sign exactly as the name or names appear in this proxy. If the stock is issued in the name of two or more persons, all of them should sign this proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executors, administrators and trustees so indicate when signing.

Dated:	, 2006

Signature

Signature (Joint Owners)

I/We do ☐ do not ☐ expect to attend this meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE CORRECTIONS ON THE MAILING LABEL.	☐